UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             Global Gold Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    37933T209
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  April 4, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 37933T209
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Persistency

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, B.W.I.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,666,667

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,666,667

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,666,667

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 37933T209
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Camomille International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, B.W.I.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,666,667

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,666,667

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,666,667

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

CUSIP No. 37933T209
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Chasm Lake Management Services, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,666,667

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,666,667

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,666,667

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     0O

CUSIP No. 37933T209
          ---------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Andrew Morris

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [X]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     2,666,667

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     2,666,667

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,666,667

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                             [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.09%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

CUSIP No. 37933T209
          ---------

Item 1(a).  Name of Issuer:

            Global Gold Corporation
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            45 East Putnam Avenue
            Greenwich, CT 06830
            --------------------------------------------------------------------

Item 2(a).  Names of Persons Filing:

            Persistency; Camomille International Limited; Chasm Lake Management Services, LLC; Andrew Morris
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:

            Persistency
            PO Box 309
            George Town
            Cayman Islands
            British West Indies

            Camomille International Limited
            PO Box 309
            George Town
            Cayman Islands
            British West Indies

            Chasm Lake Management Services, LLC
            850 7th Avenue, Suite 701
            New York, New York  10019

            Andrew Morris
            c/o Chasm Lake Management Services, LLC
            850 7th Avenue, Suite 701
            New York, New York  10019
            --------------------------------------------------------------------

      (c).  Citizenship:

            Persistency - George Town, Cayman Islands B.W.I.

            Camomille International Limited - George Town, Cayman Islands B.W.I.

            Chasm Lake Management Services, LLC - Delaware

            Andrew Morris - United Kingdom
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:

            Common Stock, par value $0.001 (the "Common Stock")
            --------------------------------------------------------------------

      (e).  CUSIP Number:

            37933T209
            --------------------------------------------------------------------

Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C.
               78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Persistency - 2,666,667

          Camomille International Limited - 2,666,667

          Chasm Lake Management Services, LLC - 2,666,667

          Andrew Morris - 2,666,667

     ---------------------------------------------------------------------------

     (b)  Percent of class:

          Persistency - 9.09%

          Camomille International Limited - 9.09%

          Chasm Lake Management Services, LLC - 9.09%

          Andrew Morris - 9.09%

     ---------------------------------------------------------------------------

     (c)  Number of shares as to which the person has:

          Persistency
          -----------

          (i)  Sole power to vote or to direct the vote                 0
                                                              -----------------,

          (ii) Shared power to vote or to direct the vote            2,666,667
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                              -----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                        2,666,667
                                                              -----------------.

         Camomille International Limited
         -------------------------------

          (i)  Sole power to vote or to direct the vote                 0
                                                              -----------------,

          (ii) Shared power to vote or to direct the vote            2,666,667
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                              -----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                        2,666,667
                                                              -----------------.

         Chasm Lake Management Services, LLC
         ------------------------------------

          (i)  Sole power to vote or to direct the vote                 0
                                                              -----------------,

          (ii) Shared power to vote or to direct the vote            2,666,667
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                              -----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                        2,666,667
                                                              -----------------.

         Andrew Morris
         -------------

          (i)  Sole power to vote or to direct the vote                 0
                                                              -----------------,

          (ii) Shared power to vote or to direct the vote            2,666,667
                                                              -----------------,

         (iii) Sole power to dispose or to direct the
               disposition of                                            0
                                                              -----------------,

          (iv) Shared power to dispose or to direct the
               disposition of                                        2,666,667
                                                              -----------------.

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

          Not applicable.
          ----------------------------------------------------------------------

Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          Not applicable.

          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          Not applicable.

          ----------------------------------------------------------------------

Item 8. Identification and Classification of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          Not applicable.

          ----------------------------------------------------------------------

Item 9. Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          Not applicable.

          ----------------------------------------------------------------------

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 20, 2006

                                        Persistency*


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Director


                                        Camomille International Limited*


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Authorized signatory


                                        Chasm Lake Management Services, LLC*


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Authorized signatory



                                        /s/ Andrew Morris
                                        -----------------------------
                                        Andrew Morris


* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of his or its pecuniary interest therein.

                                                                       Exhibit A

                                    AGREEMENT

The undersigned agree that this Schedule 13G dated April 20, 2006 relating to the Common Stock, par value $0.001 per share, of Global Gold Corporation, shall be filed on behalf of the undersigned.

                                        Persistency


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Director


                                        Camomille International Limited


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Authorized signatory


                                        Chasm Lake Management Services, LLC


                                        By: /s/ Andrew Morris
                                        -----------------------------
                                        Name:  Andrew Morris
                                        Title:  Authorized signatory



                                        /s/ Andrew Morris
                                        -----------------------------
                                        Andrew Morris

SK 03939 0003 662731